UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2007 (May 25, 2007)

THE NASDAQ STOCK MARKET, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32651	52-1165937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza New York, New York		10006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 25, 2007, The Nasdaq Stock Market, Inc. (“Nasdaq”) and OMX AB (“OMX”) entered into a Transaction Agreement to combine the two companies through a cash and stock tender offer by Nasdaq for all outstanding shares of OMX (the “Offer”). Certain stockholders of OMX have entered into Irrevocable Undertakings with respect to the Offer. In addition, on May 25, 2007, Nasdaq entered into certain agreements with lenders for purposes of providing financing for the Offer.

Transaction Agreement

Pursuant to the Transaction Agreement, the consideration to be offered by Nasdaq in the Offer is equivalent to 0.502 shares of Nasdaq common stock plus SEK 94.3 in cash for each OMX share. Based on Nasdaq’s closing price on May 23, 2007 and an exchange rate of SEK 6.83 per US$, the Offer valued OMX at SEK 208.1 per share. Nasdaq has agreed to apply for a secondary listing on the OMX Nordic Exchange.

The Transaction Agreement provides that the Offer is subject to satisfaction of the conditions set forth in the press release issued by Nasdaq and OMX on May 25, 2007, which is attached to the Transaction Agreement as Appendix 1.1. The conditions include, among others (i) that the Offer be accepted to such an extent that Nasdaq becomes the owner of shares representing more than 90 percent of the outstanding shares of OMX on a fully diluted basis (which percentage may be reduced to not less than 67 percent in Nasdaq’s sole discretion), (ii) that Nasdaq’s shareholders approve the issuance of the Nasdaq shares in connection with the Offer and (iii) the receipt of all required regulatory approvals. Subject to certain exceptions and the termination provisions discussed below, Nasdaq has agreed to extend the Offer if, at the scheduled expiration date of the Offer or any extension thereof, the conditions to the Offer have not been satisfied or waived.

Each of Nasdaq and OMX has agreed that it will not, among other things (i) solicit, initiate, encourage, induce or facilitate an alternative acquisition proposal for itself, (ii) furnish information regarding itself to a third party or (iii) engage in any discussions or negotiations with any third party with respect to an alternative acquisition proposal, unless, in the case of clauses (ii) and (iii), a party receives a bona fide unsolicited written alternative acquisition proposal and (a) such party and its representatives have not violated any of the non-solicitation provisions in the Transaction Agreement, (b) a majority of such party’s board (after consultation with its financial advisors and outside legal counsel) determines that such proposal is or is reasonably likely to result in a superior proposal to the transactions contemplated by the Transaction Agreement and (c) such party’s board concludes, after having taken into account the advice of its financial advisors and outside legal counsel, that a failure to take such action would reasonably be likely to be inconsistent with the party’s board’s fiduciary obligations to its stockholders.

The OMX board’s recommendation of the Offer may only be withdrawn or substantially changed if (i) OMX has complied in all material respects with the non-solicitation provisions in the Transaction Agreement and a superior proposal to the Offer is made, (ii) a material adverse change has occurred with respect to Nasdaq or (iii) information made public by Nasdaq or disclosed by Nasdaq to OMX is materially misleading, or Nasdaq has failed to make public any material information which should have been made public by it, and in any such case the OMX board determines, after consultation with its outside financial and legal advisors, that not withdrawing or changing its recommendation of the Offer would reasonably be likely to be inconsistent with the OMX board’s fiduciary obligations to its shareholders.

The Nasdaq board’s recommendation that Nasdaq shareholders approve the issuance of the Nasdaq shares in connection with the Offer may only be withdrawn or substantially changed if a material adverse change has occurred with respect to OMX, and as a result the Nasdaq board determines, after consultation with its outside financial and legal advisors, that not withdrawing or changing its recommendation would reasonably be likely to be inconsistent with the Nasdaq board’s fiduciary obligations to its shareholders.

Upon consummation of the Offer, the name of the combined company will be changed to The NASDAQ OMX Group, Inc., subject to approval by Nasdaq’s shareholders of an amendment to Nasdaq’s certificate of incorporation to approve such change of name. Upon consummation of the Offer, the Nasdaq board will consist of fifteen directors, comprised of nine individuals from (or nominated by) the Nasdaq board as of immediately prior to consummation of the Offer, Nasdaq’s CEO and five individuals from (or proposed for nomination by) the OMX board as of immediately prior to consummation of the Offer. With respect to the individuals from (or proposed for nomination by) the OMX board, such individuals must be reasonably acceptable to Nasdaq and four of such individuals must be “independent” for purposes of Nasdaq’s director independence standards. Upon consummation of the Offer, Nasdaq’s Chief Executive Officer (currently Robert Greifeld) will serve as Chief Executive Officer of the combined company and OMX’s Chief Executive Officer (currently Magnus Böcker) will serve as President of the combined company.

The Chairman of the combined company will represent the global span of the merged Nasdaq and OMX. Nasdaq and OMX will utilize Nasdaq’s recruitment tool “BoardRecruiting.com” and a well-reputed search firm to identify internal and external candidates, it being the belief of Nasdaq and OMX that the appropriate size of the Nasdaq board is 15 directors. OMX and Nasdaq will each have the right to nominate candidates for Chairman. The Deputy Chairman of the Nasdaq board will for the two years following the consummation of the Offer be one of the five individuals from (or proposed for nomination by) the OMX board as of immediately prior to the consummation of the Offer. As of the consummation of the Offer, OMX may elect to have one-third of the members of each committee of the Nasdaq board be selected from the directors selected from (or proposed for nomination by) the OMX board, subject to applicable law, regulation or stock exchange listing standard. As of the consummation of the Offer, three individuals nominated by OMX will become members of the Nominating Committee of Nasdaq. The composition of the local Board of OMX Exchanges Ltd. will remain unchanged following the consummation of the Offer. The Parties do not anticipate any changes to the governance of The NASDAQ Stock Market LLC as a result of the consummation of the Offer.

The Transaction Agreement (i) may be terminated by written consent of both Nasdaq and OMX, (ii) may be terminated by either OMX or Nasdaq if the Offer lapses or is withdrawn, (iii) may be terminated by either OMX or Nasdaq if the Offer is not declared unconditional by February 29, 2008 and (iv) will automatically terminate if either the OMX board recommendation (with respect to the Offer) or the Nasdaq board recommendation (with respect to approval of the issuance of the Nasdaq shares in connection with the Offer) is withdrawn in accordance with the Transaction Agreement.

If either party is in breach of its obligations under the Transaction Agreement (other than in immaterial respects), it must pay the other party’s costs, fees and expenses up to a maximum of $15,000,000.

Pursuant to the Transaction Agreement, each of OMX and Nasdaq have agreed, among other things, not to acquire any shares or other securities in the other until the earlier of (i) 9 months following termination of the Transaction Agreement and (ii) December 31, 2008. The foregoing restriction does not apply to the Offer itself.

The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement, a copy of which is filed as Exhibit 10.1 hereto and is hereby incorporated into this report by reference.

Irrevocable Undertakings

Investor AB, Nordea Bank AB and Magnus Böcker (the “Investors”), which own in the aggregate 19,094,698 shares of OMX, representing approximately 16.6% of the outstanding shares of OMX, have each entered into irrevocable undertakings with Nasdaq, pursuant to which each Investor has agreed to (i) accept the Offer and tender all of its shares in the Offer immediately prior to, but conditioned upon, the Offer being declared unconditional, (ii) elect to receive shares of Nasdaq common stock in the Offer if the Offer includes a mix and match facility which has an equalizing mechanism designed to achieve substantially similar value between the offered alternatives and (iii) support Nasdaq to a reasonable extent and where capable of doing so (including by exercising voting rights) in Nasdaq’s implementation of the Offer and oppose the taking of any action which may prejudice or frustrate the Offer.

Additionally, each Investor has agreed not to (i) offer, sell, transfer, charge, pledge or grant any option over or otherwise dispose of any of its OMX shares, whether directly or indirectly, except to Nasdaq under the Offer, (ii) accept any other offer in respect of any of its OMX shares (iii) directly or indirectly solicit proposals or offers from third parties for the acquisition of all shares in OMX, (iv) propose or vote in favor of any resolution for payment of dividends or other value distributions by OMX (whether in cash or otherwise and whether to the shareholders of OMX or to a third party), or propose or vote in favor of any other resolution, or take any action or make any statement, which could prejudice or frustrate the Offer, or (v) withdraw its acceptance of the Offer.

Each Irrevocable Undertaking will automatically terminate under certain circumstances, including if (i) the Offer is not declared unconditional before December 15, 2007, (ii) a material adverse change has occurred with respect to Nasdaq, (iii) the recommendation of the Offer by the OMX board is withdrawn, (iv) prior to the Offer being declared unconditional, a bona fide unsolicited third party public offer is made for all of the shares of OMX which corresponds to an offer value in SEK equal to or exceeding SEK 220 per OMX share or (v) prior to the Offer being declared unconditional, the value of the Offer, as accepted by the Investors, would equate to less than SEK 190 per share during a period of 15 consecutive trading days, based upon the volume weighted average price of Nasdaq shares during such period.

Pursuant to the Irrevocable Undertakings, Nasdaq has agreed to certain restrictions on its ability to transfer shares of OMX acquired from the Investors for a period of nine months following the consummation of the Offer.

The foregoing description of the Irrevocable Undertakings does not purport to be complete and is qualified in its entirety by reference to the Irrevocable Undertakings, copies of which are filed as Exhibits 10.2 through 10.4 hereto and which are hereby incorporated into this report by reference.

Financing for Offer

In connection with the Offer, Nasdaq has received a debt commitment letter, dated as of May 24, 2007 (the “Commitment Letter”), from Bank of America, N.A. and JPMorgan Chase Bank, N.A. (collectively, the “Banks”) for the commitment of debt financing in the aggregate amount of up to $3.445 billion consisting of: (i) a $750.0 million term loan facility, (ii) a $2.62 billion term loan facility and (iii) a revolving credit facility of $75.0 million (collectively, the “Credit Facilities”). The debt commitments expire on the earlier of the consummation of the Offer and February 29, 2008. The closing of the Credit Facilities is subject to customary closing conditions including, without limitation, the satisfaction of the conditions to the consummation of the Offer, payment of required fees and expenses and the negotiation, execution and delivery of definitive documentation.

The summary of terms attached to the Commitment Letter provides for the following terms and conditions. Loans under the Credit Facilities will bear interest, at Nasdaq’s option, at a rate equal to the London interbank offer rate or an alternate base rate, in each case plus a spread. In addition, Nasdaq will pay customary commitment fees and letter of credit fees. Upon the initial funding of the Credit Facilities, Nasdaq has also agreed to pay an underwriting fee to the Banks. The proceeds of the Credit Facilities will be used to finance the cash consideration of the Offer, pay fees and expenses incurred in connection with the transaction and repay certain existing indebtedness of Nasdaq and OMX. The obligations under the Credit Facilities will be guaranteed by each of the existing and future direct and indirect material wholly-owned domestic subsidiaries, subject to exceptions to be agreed upon. The obligations of Nasdaq and the guarantors under the Credit Facilities will be secured, subject to certain exceptions, by all the capital stock of each of their present and future subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the voting stock of such subsidiaries) and all of the present and future property and assets (real and personal) of Nasdaq and the guarantors. If the collateral (other than capital stock of domestic subsidiaries that is required to be pledged and assets over which a lien may be perfected by filing a financing statement under the uniform commercial code) is not provided on the closing date despite use of commercially reasonable efforts to do so, the delivery of the collateral will not be a condition precedent to the availability of the Credit Facilities on the closing date, but instead will be delivered following the closing date. The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, without limitation, restrictions on indebtedness, liens, investments, asset sales, acquisitions, dividends and other distributions. The Credit Facilities will also include customary events of default, including a change of control.

The Commitment Letter provides that if definitive, signed documentation is not negotiated and signed by the date the Offer is launched, Nasdaq and the Banks will execute and deliver an interim loan agreement in the form attached as an annex to the Commitment Letter and provide credit facilities in an aggregate amount of $3.37 billion thereunder on substantially the same terms as set forth above, other than that such interim loan will not include a revolving credit facility.

Item 8.01.	Other Events.

In connection with the Offer, affiliates of Hellman & Friedman, affiliates of Silver Lake Partners and Robert Greifeld (the “Voting Agreement Parties”), have each entered into voting agreements with OMX (the “Voting Agreements”), pursuant to which each Voting Agreement Party has agreed to (i) vote all of its Nasdaq securities in favor of the issuance of the Nasdaq shares in connection with the Offer and any other matter submitted to Nasdaq shareholders in connection with the Transaction Agreement and (ii) vote all of its Nasdaq securities against any and all actions that OMX advises such Voting Agreement Party would reasonably likely delay, prevent or frustrate the transactions contemplated by the Transaction Agreement or the satisfaction of any of the conditions set forth in the Offer.

Each Voting Agreement will automatically terminate under certain circumstances, including if (i) the Transaction Agreement is terminated, (ii) all of the securities subject to the Voting Agreement are transferred or (iii) the terms of the Offer are amended in a way that is adverse to Nasdaq’s security holders, without the Voting Agreement Party’s written consent. The Voting Agreements do not restrict in any way the transfer by the Voting Agreement Parties of their Nasdaq securities.

Pursuant to Nasdaq’s governing documents, Nasdaq’s board has approved the submission of an application to the Securities and Exchange Commission seeking to allow 12% of Nasdaq’s voting power owned by the Voting Agreement Parties to be voted in accordance with the Voting Agreements. The Voting Agreements will not be legally effective until the time, if any, as such approval is granted.

Item 9.01.	Financial Statements and Exhibits.

10.1	Transaction Agreement between OMX AB and The Nasdaq Stock Market, Inc., dated May 25, 2007

10.2	Irrevocable Undertaking between The Nasdaq Stock Market, Inc. and Investor AB, dated May 25, 2007

10.3	Irrevocable Undertaking between The Nasdaq Stock Market, Inc. and Nordea Bank AB, dated May 25, 2007

10.4	Irrevocable Undertaking between The Nasdaq Stock Market, Inc. and Magnus Böcker, dated May 25, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Edward S. Knight
Name:	Edward S. Knight
Title:	Executive Vice President and General Counsel

Dated: May 31, 2007

Exhibit Index

Exhibit No.	Exhibit
10.1	Transaction Agreement between OMX AB and The Nasdaq Stock Market, Inc., dated May 25, 2007

10.2	Irrevocable Undertaking between The Nasdaq Stock Market, Inc. and Investor AB, dated May 25, 2007

10.3	Irrevocable Undertaking between The Nasdaq Stock Market, Inc. and Nordea Bank AB, dated May 25, 2007

10.4	Irrevocable Undertaking between The Nasdaq Stock Market, Inc. and Magnus Böcker, dated May 25, 2007